Exhibit 107

Calculation of Filing Fee Tables

F-4
(Form Type)

ZOOZ POWER LTD.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered (1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares (2)	457(c) 457(f)		8,164,372	$10.94	(3)	$89,318,229.68	0.00014760	$13,183.37
	Equity	Ordinary Shares issuable upon the exercise of redeemable warrants (4)	457	(g)	6,022,500	$11.50	(5)	$69,258,750.00	0.00014760	$10,222.59
	Equity	Warrants (6)	457	(g)	6,022,500	$0.00		$0.00	0.00014760	$0.00
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts							$158,576,979.68		$23,405.94
	Total Fees Previously Paid
	Total Fee Offsets
		Net Fee Due								$23,405.96

(1)	The number of ordinary shares, NIS 0.00025, of ZOOZ Power Ltd. (the “ZOOZ Ordinary Shares,” and “ZOOZ”) and public and private warrants (the “ZOOZ Warrants”) to purchase ZOOZ Ordinary Shares being registered is based upon an estimate of the sum of (a) the maximum number of (i) Class A ordinary shares, par value $0.0001 per share, of Keyarch Acquisition Corporation (the “Keyarch Class A Ordinary Shares,” and “Keyarch”) and (ii) Keyarch Class B ordinary shares, par value $0.0001 per share (the “Keyarch Class B Ordinary Shares”), that will be outstanding immediately prior to the business combination described in the proxy statement/prospectus forming part of this registration statement (the “Business Combination”) and exchanged for one ZOOZ Ordinary Share for each such share; and (b) the maximum number of whole public and private warrants of Keyarch (each, a “Keyarch Warrant”) that will be outstanding immediately prior to the Business Combination and exchanged for one ZOOZ Warrant.

(2)	Represents ZOOZ Ordinary Shares issuable in exchange for outstanding Keyarch Class A Ordinary Shares and Keyarch Class B Ordinary Shares upon the consummation of the Business Combination, consisting of up to 8,164,372 ZOOZ Ordinary Shares to be issued to the holders of Keyarch Class A Ordinary Shares and Keyarch Class B Ordinary Shares.

(3)	Pursuant to Rules 457(c) and 457(f), the proposed maximum offering price per unit of the ZOOZ Ordinary Shares is based on the implied average of the high and low prices of the Keyarch Class A Ordinary Shares as reported on the Nasdaq Capital Market on February 16, 2024.

(4)	Represents up to 6,022,500 ZOOZ Ordinary Shares issuable upon exercise of the ZOOZ Warrants to be issued to holders of Keyarch Warrants, in exchange for such warrants, in connection with the Business Combination. Each whole ZOOZ Warrant will entitle the warrant holder to purchase one ZOOZ Ordinary Share at a price of $11.50 per share.

(5)	Calculated pursuant to Rule 457(g) of the Securities Act of 1933, as amended. Represents the exercise price of the ZOOZ Warrants of $11.50.

(6)	Represents up to 6,022,500 ZOOZ Ordinary Shares issuable upon exercise of the ZOOZ Warrants to be issued to holders of Keyarch Warrants, in exchange for such warrants, in connection with the Business Combination. Pursuant to Rule 457(g), no separate fee is required.